Exhibit 99.1
News Release
Endwave Completes Repurchase of Shares from Wood River Funds
SAN JOSE, CA — December 26, 2007 — Endwave Corporation (Nasdaq: ENWV) today announced that it has consummated the purchase of shares under the previously-announced stock purchase agreement with the Wood River Funds. Under the stock purchase agreement, Endwave acquired 2,502,247 shares of Endwave common stock held by the Wood River Funds. The remaining 1,600,000 shares of Endwave common stock held by the Wood River Funds were sold to institutional investors. The price per share paid by Endwave in the share repurchase was $6.83. The receiver, on behalf of the Wood River entities, has reimbursed Endwave $300,000 for professional expenses incurred by Endwave and the mutual releases of claims set forth in the amended and restated settlement agreement have become effective.
“After two years of uncertainty, we are pleased to reach a final resolution with the Receiver for the Wood River Funds,” said Ed Keible, Endwave’s President and Chief Executive Officer. “We believe this repurchase will improve the liquidity of our common stock and eliminates the overhang that has concerned many of our stockholders.”
About Endwave
Endwave Corporation designs, manufactures and markets RF modules that enable the transmission, reception and processing of high-frequency signals in telecommunications networks, defense electronics and homeland security systems. Our RF modules are typically used in high-frequency applications and include integrated transceivers, amplifiers, synthesizers, oscillators, up and down converters, frequency multipliers and microwave switch arrays. Endwave has 42 issued patents covering its core technologies including semiconductor and proprietary circuit designs. Endwave Corporation is headquartered in San Jose, CA, with operations in Diamond Springs, CA; El Dorado Hills, CA; Andover, MA; and Chiang Mai, Thailand. Additional information about the company can be accessed from the company’s web site.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Federal securities laws and is subject to the safe harbor created thereby. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks, uncertainties and assumptions. Forward-looking statements contained in this press release should be considered in light of those factors discussed from time to time in Endwave’s public reports filed with the Securities and Exchange Commission, such as those discussed under “Risk Factors” in Endwave’s most recent Annual Report on Form 10-K, and subsequently-filed reports on Form 10-Q. Endwave does not undertake any obligation to update such forward-looking statements.
Contact:
Mary McGowan
Summit IR Group, Inc.
408-404-5401
mary@summitirgroup.com